Mail Stop 3628


                                                              September 17,
2019


    Via E-mail
    Timothy King
    President
    WFN Credit Company, LLC
    One Righter Parkway, Suite 100
    Wilmington, Delaware 19803

                 Re:   WFN Credit Company, LLC, World Financial Network Credit
Card Master
                       Trust and World Financial Network Credit Card Master
Note Trust
                       Form 10-K/A
                       Filed September 4, 2019
                       File No. 333-60418, 333-60418-01 and 333-113669

    Dear Mr. King:

           We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Katherine Hsu

                                                              Katherine Hsu
                                                              Office Chief